Exhibit 10.5

Executive Vice President, Worldwide Sales & Operations

2012 Annual Maintenance Bonus Plan

Name: Donald W. Hunt (the “Plan Participant”)

Term: January 1, 2012 – December 31, 2012

Maintenance Bonus Rate: 0.75%

This document (the “Plan”) constitutes the full terms and conditions of your annual maintenance bonus plan for 2012, and supersedes all oral communications and prior writings with respect thereto. As Executive Vice President, Worldwide Sales & Operations of MicroStrategy Incorporated (the “Company”), you are eligible to earn an annual bonus (the “Maintenance Bonus”) based on any increase in maintenance contract value as provided in Section I below.

I.	Maintenance Bonus

a.	Any Maintenance Bonus shall be determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) by multiplying (i) the Maintenance Bonus Rate by (ii) the increase, if any, in the annualized value of maintenance contracts between the end of 2011 and the end of 2012 in your territory.

b.	MicroStrategy’s Finance department will calculate the annualized value of maintenance contracts at the end of 2011 and compare this to the annualized value of maintenance contracts at the end of 2012. The annualized value of maintenance contracts shall be calculated by annualizing the total amounts owed under the applicable maintenance contracts using a constant foreign exchange rate.

II.	General Terms

a.	MicroStrategy reserves the right to modify, suspend or terminate this Plan or any bonus payment in whole or in part, at any time, with or without prior notice or reason. For example, a bonus may be modified due to a financial accrual adjustment from a prior quarter.

b.	No bonus shall be earned by or paid to Plan Participant under this Plan unless and until the Compensation Committee certifies in writing the Maintenance Bonus amount, if any.

c.	If Plan Participant’s employment with MicroStrategy terminates (regardless of the reason or cause of the employment termination) prior to payment of the Maintenance Bonus, no bonus shall be earned by or paid to Plan Participant under this Plan unless determined otherwise by MicroStrategy in its sole discretion.

d.	Plan Participant is not eligible for the payment of any bonus for any transaction unless: (a) a formal quote was submitted using the MicroStrategy Quote System that clearly describes each term and condition of the proposed transaction and is in full compliance with the MicroStrategy Quote System Policy; (b) the submitted quote was approved in advance of any discussion with the customer about the terms and conditions of that transaction; (c) all pricing communications with the customer include the official quote approved in the quote system; and (d) the final transaction is identical in all respects to the approved quote.

e.	Bonus payments are contingent upon:

(i)	The Plan Participant’s full compliance with all MicroStrategy policies as required by his Directorate, including but not limited to the MicroStrategy Code of Conduct, MicroStrategy Revenue Recognition Policy, MicroStrategy Quote System Policy, and the Contracts Negotiation and Approval Policy;

(ii)	Completion of all activities in the Field Sales Portal; and

(iii)	Plan Participant’s accurate and timely completion and submission of all required Representation Letters and Sales Portal Disclosure Questions.

f.	MicroStrategy reserves the right to delay, withhold or suspend any bonuses pending MicroStrategy’s determination of whether each of the above requirements (and all other bonus eligibility requirements set forth herein) have been met. MicroStrategy may recover any bonuses paid to Plan Participant if MicroStrategy subsequently determines that Plan Participant did not meet one or more of the eligibility requirements described in this Plan, or otherwise should not have received the bonus payment.

g.	MicroStrategy shall have sole responsibility for the administration, interpretation, and implementation of this Plan. Plan Participant must raise with the Executive Vice President, Human Resources any issues he has concerning his bonus statement within 60 days from receipt of the statement. All decisions and determinations by MicroStrategy relating to the Plan and any bonuses shall, however, be final.

h.	This Plan is not an employment contract and does not guarantee or create any expectation of employment. Participation in this Plan does not grant Plan Participant the right to continued employment or any right to continuation in Plan Participant’s job assignment.

i.	Notwithstanding anything to the contrary set forth herein, in the event that the sum of the amount of the Maintenance Bonus calculated hereunder and the aggregate amount of the field margin bonuses calculated under your Q2-Q4 2012 Quarterly Bonus Plan (collectively, the “Aggregate Bonus Amount”) would exceed $8,000,000, the Compensation Committee shall reduce one or more such bonuses to the extent necessary such that the Aggregate Bonus Amount is less than or equal to $8,000,000.